Exhibit 2.2

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DIGITAL MUSIC GROUP, INC.

RIO BRAVO ENTERTAINMENT, LLC

DOING BUSINESS AS PSYCHOBABY,

RICHARD REES

AND

MARC KORDELOS

SEPTEMBER 22, 2005

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 22, 2005, by and between Digital Music Group, Inc., a Delaware corporation (“Buyer”), and Rio Bravo Entertainment, LLC, doing business as Psychobaby, a Delaware limited liability Seller (the “Seller”), and Richard Rees and Marc Kordelos (the “Selling Members”). Each of Buyer, the Seller and the Selling Members may be referred to hereinafter as a “Party” and collectively, as the “Parties.” Certain capitalized terms shall have the meanings given to them in ARTICLE I.

RECITALS

A. The Selling Members are the only members of Seller. Seller is a member managed limited liability company.

B. Seller owns and operates a digital music distribution business (the “Business”).

C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller related to the Business and Buyer desires to assume no liabilities of Seller other than the Distribution Agreements (as defined below), all in consideration of the Purchase Price and on the terms and conditions set forth herein (the “Acquisition”).

D. In connection with the Acquisition, Buyer, on the one hand, and Seller, on the other hand, desire to make certain representations, warranties, covenants and other agreements.

E. The Closing of the Acquisition will be conditional upon, and shall occur concurrently with, the closing of the initial public offering of the common stock of Buyer (the “Buyer IPO”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises made herein and in consideration of the representations, warranties, covenants, conditions and agreements contained herein, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1 “Acquisition” shall have the meaning set forth in the Recitals.

1.2 “Acquired Assets” shall have the meaning set forth in Section 2.1.

1.3 “Assumed Liabilities” shall have the meaning set forth in Section 2.3.

1.4 “Buyer IPO” shall have the meaning set forth in the Recitals.

1.5 “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

1.6 “Bill of Sale” shall mean the bill of sale and assignment in substantially the form attached hereto as Exhibit A.

1.7 “Business” shall have the meaning set forth in the Recitals.

1.8 “Business Records” shall mean the business records and documents of Seller pertaining to the Business that will be generally necessary for Buyer to operate the Business following the Closing (including customer lists, supplier information and contact particulars) and that may be provided by Seller to Buyer without violation of any applicable law, regulation or agreement.

1.9 “Buyer Common Stock” shall mean the common stock of the Buyer.

1.10 “Buyers Competitive Business” shall mean a digital music distribution business.

1.11 “Closing” shall have the meaning set forth in Section 2.5.

1.12 “Closing Date” shall have the meaning set forth in Section 2.5.

1.13 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.14 “Confidential Disclosure Agreement” shall have the meaning set forth in Section 6.4.

1.15 “Confidential Information” shall mean any information disclosed by a Party, including present employees, third party contractors or agents of that Party (the “Disclosing Party”), to the other Party (the “Receiving Party”) in writing, orally or by inspection of tangible objects, including any information of Seller or of a third party disclosed to Seller under a nondisclosure agreement that is known or is within the control of any Business Employee; provided that Confidential Information shall exclude information that the Receiving Party can demonstrate: (a) was independently developed by the Receiving Party without any use of or reference to the Disclosing Party’s Confidential Information; (b) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement or any other contractual obligation; (c) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (d) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

1.16 “Distribution Agreements” shall mean (i) all contracts with the holders of digital rights to music recordings pursuant to which the Seller has received rights to distribute such recordings through digital music stores, and (ii) all agreements with online music stores or other resellers to which Seller is a party. Seller shall have delivered copies of all such Distribution Agreements to Buyer prior to Closing.

1.17 “Environmental Laws” shall mean all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of the environment or exposure of any Person to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as amended to date.

1.18 “Excluded Liability” shall mean all Liabilities of Seller other than the Distribution Agreements.

1.19 “FIRPTA Compliance Certificate” shall have the meaning set forth in Section 6.8.

1.20 “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products, other than janitorial supplies or office products properly and safely maintained.

1.21 “Investment Bank” shall have the meaning set forth in Section 7.2(i).

1.22 “Liability” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

1.23 “Lien” shall mean any mortgage, pledge, lien, security interest, charge, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

1.24 “Material Adverse Effect” shall mean any material adverse change, event, circumstance, condition or effect on or to the financial condition or operation of the Business, without giving effect to such changes, events, circumstances, conditions or effects (a) generally affecting the industry of the Business or arising from changes in the general business or economic conditions in the United States or in any jurisdiction in which the Business is conducted, (b) resulting from the performance by Seller or Buyer of their obligations under this Agreement, (c) affecting customers or other third parties having a contractual relationship with Seller related to the Business, or (d) resulting from the announcement or pendency of the Acquisition or the Buyer IPO.

1.25 “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, Seller (including any limited liability Seller or joint stock Seller), firm or other enterprise, association, organization, entity or Governmental Entity; provided, however, that the parties to this Agreement and their respective subsidiaries are excluded from the definition of Person. “Restricted Territory” shall mean anywhere in United States.

1.26 “Registration Statement” shall have the meaning set forth in Section 6.2.

1.27 “Representative” shall have the meaning set forth in Section 5.2.

1.28 “SEC” shall mean the Securities and Exchange Commission.

1.29 “Securities Act” shall mean the Securities Act of 1933, as amended.

1.30 “Selling Members” shall having the meaning set forth in the Preamble.

1.31 “Tax” or, collectively, “Taxes” shall mean: (a) any and all United States federal, state, local and foreign taxes, assessments and other like governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.32 “Third Party Expenses” shall have the meaning set forth in Section 6.4.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer and shall have received the necessary consents to such assignments, and Buyer will purchase and acquire from Seller, Seller’ right, title and interest in and to the following (the “Acquired Assets”), subject to the Assumed Liabilities:

(a) all Distribution Agreements as of the Closing;

(b) the originals of all Business Records;

(c) the rights of Seller to marketing, sales and prepaid assets relating to the Business; and

(d) all future net profits (after deducting reasonable expenses related to the Bug Digital distribution agreement) that Seller or the Selling Members may receive from the distribution agreement Seller has with Bug Digital as more fully set forth below in Section 2.8; and

(e) all goodwill and other intangibles related to or associated with the Acquired Assets.

2.2 Excluded Assets. Buyer expressly understands and agrees that the following assets and properties of Seller shall be excluded from the Acquired Assets:

(a) all corporate seals, minute books, and other corporate records not including the Business Records;

(b) all cash and cash equivalents as of immediately prior to the Closing;

(c) all recording contracts and other agreements with partners not included in the Distribution Agreements;

(d) all Tax credits, prepaid Taxes, Tax refund claims and other Tax assets; and

(e) all rights Seller may have in the Psychobaby tradename and trademark.

2.3 Assumption of Liabilities. Buyer shall only assume the obligations under the Distribution Agreements at the Closing, other than the agreement with Bug Digital (the “Assumed Liabilities”)

2.4 Payment of the Purchase Price. Buyer agrees to issue to Seller at the Closing 25,000 shares of Buyer Common Stock, adjusted for any stock split, recapitalization or the like (the “Purchase Price”). Buyer shall deliver a share certificate to Seller promptly following the Closing representing such number of shares.

2.5 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place concurrently with the closing of the Buyer IPO. The Closing shall occur at the offices of Hayden Bergman, Professional Corporation, at 150 Post Street, Suite 650, San Francisco,

California, unless another time and/or place is mutually agreed upon by Buyer and Seller. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

2.6 Deliveries at the Closing. At the Closing, the following shall occur:

(a) Seller will transfer to Buyer ownership, possession, and operating control of the Acquired Assets and any required assignments; provided that Seller shall transfer and assign the distribution agreement with Bug Digital to Buyer as soon as reasonably practicable;

(b) Seller will execute and deliver to Buyer the Bill of Sale; and

(c) Buyer will deliver to Seller the Purchase Price in accordance with Section 2.4.

2.7 Payment of Sales and Related Taxes. Seller shall pay all sales, use, value-added, gross receipts, excise, registration, stamp, duty, transfer and other similar taxes and governmental fees (any, a “Transfer Tax” and collectively, the “Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to, this Agreement or the transactions contemplated hereby. The Parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes.

2.8 Payment of Net Profit from Bug Digital Agreement after Closing. Seller and Selling Members agree as part of the Acquired Assets to pay to Buyer within thirty (30) days of receipt, any monies they receive from Bug Digital less reasonable expenses associated with Seller’s distribution agreement with Bug Digital. This obligation shall continue until the distribution agreement with Bug Digital is terminated or transferred and assigned to Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, subject to such exceptions as are set forth in the disclosure schedule (referencing the appropriate section and paragraph numbers) provided by Seller to Buyer and dated as of the date of this Agreement (the “Disclosure Schedule”), that on the date of this Agreement:

3.1 Organization of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Seller is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which it conducts business. Seller has delivered a true and complete copy of its certificate of formation and its operating agreement, as amended to date and both are in full force and effect on the date hereof, to the Buyer. Seller is member managed. The operations now being conducted by Seller are not now and have never been conducted by Seller under any other name other than Rio Bravo Entertainment, LLC.

3.2 Seller Membership Structure. Seller’s membership interest is owned by only the Selling Members. No other individuals currently own any membership interest in Seller nor has any other individual ever owned any membership interest in Seller. All membership interests of Seller have been duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the operating agreement of Seller, or any agreement to which Seller is a party or by which it or they are bound, and have been issued in compliance with applicable federal and state securities laws. Seller has not repurchased any membership interest of Seller.

3.3 Seller Capitalization. There are no options, convertible notes, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Seller is a party or by which it is bound obligating Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any membership interest of Seller or obligating Seller to grant, extend, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized membership interest appreciation rights, phantom membership interest rights, profit participation or other similar rights with respect to Seller. There are no voting trusts, proxies, or other agreements or understandings with respect to the membership interest of Seller.

3.4 Subsidiaries. Seller does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or controlled, directly or indirectly, any other corporation, partnership, limited liability Seller, association, joint venture or other business entity.

3.5 Authority. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller, and no further action is required on the part of Seller to authorize this Agreement and the transactions contemplated hereby. The Selling Members have unanimously approved and adopted this Agreement and approved the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.6 No Conflict. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (a) any provision of the operating agreement, or other charter documents, of Seller, (b) any mortgage, indenture, lease, contract, understanding, covenant or other agreement, whether oral or written, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which Seller or any of its properties or assets (whether tangible or intangible) is a party or, as the case may be, subject, or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties (whether tangible or intangible) or assets.

3.7 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any domestic or foreign court, administrative agency or commission or other federal, state, county, local or other governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with Seller (so as not to trigger any Conflict), is required by or with respect to Seller in connection with the execution and delivery of this Agreement, transfer and assignment of the Distribution Agreements or the consummation of the transactions contemplated hereby.

3.8 Absence of Liens and Encumbrances. Seller has good and marketable title to the Acquired Assets and has the power, right and authority to sell, assign and transfer the Acquired Assets free and clear of any Liens and when transferred pursuant to this Agreement, Buyer shall receive good and marketable title in the Acquired Assets free and clear of any Liens.

3.9 Contracts. Seller has made available to Buyer a correct and complete copy of each Distribution Agreement. Seller have not breached, violated or defaulted under, or received notice that it has breached, violated, or defaulted under, any of the terms or conditions of any such Distribution Agreement, nor, is there any event that would constitute such a breach, violation or default by Seller. Each Distribution Agreement is in full force and effect and is not in default thereunder by any party obligated to Seller pursuant thereto.

3.10 Governmental Authorization. Section 3.10 of the Disclosure Schedule lists each material consent, license, permit, grant or other authorization issued to Seller by a Governmental Entity pursuant to which Seller currently operates or holds any interest in the Acquired Assets (the “Seller Authorizations”).

3.11 Litigation. There is no action, suit or proceeding of any nature pending, or threatened, by or against Seller with respect to or involving the Business. There is no investigation by a Governmental Entity pending or, threatened, by or against Seller with respect to or involving the Business. No Governmental Entity has, within the last year, provided written notice challenging or questioning the legal right of Seller to conduct the operations of the Business as it is currently conducted.

3.12 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree, to which Seller is a party, relating to the Business or otherwise binding upon the Business which, after the Closing, will have the effect of prohibiting or impairing any practice of the Business as it is currently conducted, any acquisition of property (whether tangible or intangible) by the Business or the conduct of the Business as it is currently conducted.

3.13 Taxes. Seller has timely filed all Tax returns required to be filed relating to Taxes attributable to or levied upon the Acquired Assets with respect to all periods ending on or before the Closing Date and has paid any and all Taxes shown to be due on such Tax returns.

3.14 Compliance with Laws. Seller is in compliance with all applicable foreign, federal, state or local statutes, laws and regulations with respect to the conduct or operation of the Business.

3.15 Employee Matters. Seller is in compliance with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

3.16 Environmental Matters. Seller: (a) is in compliance with Environmental Laws applicable to the Business; (b) has not received any written notice of any alleged claim, violation of, or liability under, any Environmental Law which has not heretofore been cured or for which there is any remaining liability; and (c) has not disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials in connection with Seller’ operation of the Business so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws.

3.17 Brokers’ and Finders’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker or finder with respect to the transactions contemplated hereby for which Buyer could become liable or obligated.

3.18 Absence of Changes. Since June 30, 2005, there has not been a Material Adverse Effect. Without limiting the generality of the immediately preceding sentence, since such date there has not been, occurred or arisen any:

(a) destruction of, material damage to or loss of any material assets, business or customer of or relating to the Business or the Acquired Assets;

(b) execution by Seller of any material agreement, contract, covenant, instrument, lease, license or commitment relating to the Business or by which any of the Acquired Assets are bound or any termination, extension, material amendment or modification of the terms of any material agreement, contract, covenant, instrument, lease, license or commitment relating to the Business to which Seller is a party or by which any of the Acquired Assets are bound, in each case, other than in the ordinary course of business; or

(c) waiver or release of any material right or claim of Seller relating to the Business.

3.19 Representations Complete. None of the representations or warranties made by Seller (as modified by the Seller Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Seller pursuant to this Agreement contains, or will contain on the Closing Date, any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer was formed for purposes of carrying out the Buyer IPO and related transactions, and has not undertaken any activities to date. Buyer has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Buyer is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which it conducts business. Buyer has delivered a true and correct copy of its certificate of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof, to the Company.

4.2 Buyer Capital Structure.

(a) At the time of the Closing of the Buyer IPO, the authorized capital stock of Buyer will consist of (i) 20,000,000 shares of Common Stock, of which there will be not more than 3,000,000 shares of Buyer Common Stock outstanding (not including the shares issuable by Buyer hereunder or in connection with the acquisition of Digital Musicworks International, Inc., the shares of Buyer Common Stock issued in the Buyer IPO or any rights to purchase shares issued to the Investment Bank in connection with the Buyer IPO), and (ii) 1,000,000 shares of Preferred Stock, none of which will be outstanding. All outstanding shares of Buyer capital stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights (which have not been waived in writing, provided that any such waiver is enforceable against all parties who may have had any such preemptive rights that were not exercised in full) created by statute, the certificate of incorporation, as amended, or bylaws, as amended, of Buyer, or any agreement to which Buyer is a party or by which it is bound. There are no declared or accrued but unpaid dividends with respect to any shares of Buyer capital stock. Buyer has no other capital stock authorized, issued or outstanding.

(b) Buyer has never adopted or maintained any stock option plan or other plan providing for equity compensation of any person. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Buyer capital stock or obligating Buyer to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There is no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Buyer. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Buyer.

4.3 Subsidiaries. Buyer does not have, and has never had, any subsidiaries or affiliated companies and does not otherwise own, and has never otherwise owned, any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

4.4 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the transactions contemplated by this Agreement have been unanimously approved by the board of directors of Buyer, and have been approved by the requisite stockholders of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, except to the extent that such enforcement is limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.5 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (a) any provision of the certificate of incorporation, as amended, and bylaws, as amended, of Buyer or Sub, (b) any material mortgage, indenture, lease, Contract or other agreement or instrument, permit, concession, franchise or license to which Buyer or any of its respective properties or assets are subject, or (c) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets.

4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party, including a party to any agreement with Buyer (so as not to trigger any Conflict), is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.7 Buyer Financial Statements. Buyer has provided or made available to the Company its unaudited balance sheet as of July 31, 2005, and the related unaudited statements of operations for the period ended July 31, 2005 (the “Buyer Financials”). The Buyer Financials are true and correct in all material respects. The Buyer Financials present fairly the Buyer’s financial condition and operating results as of the dates and during the periods indicated therein.

4.8 No Undisclosed Liabilities. Buyer does not have any material obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (a) has not been reflected in the Buyer Financials, or (b) has not arisen in the ordinary course of business consistent with past practices since August 31, 2005.

4.9 Tax Matters.

(i) As of the Closing Date, Buyer will have prepared and timely filed all required federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Buyer or its operations and such Returns are or will be true and correct.

(ii) As of the Closing Date, Buyer will have paid all Taxes it is required to pay and will have withheld with respect to its Employees and other persons (and timely paid over to the appropriate taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, FICA, FUTA and other Taxes required to be withheld.

(iii) Buyer has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of Buyer, proposed against Buyer, nor has Buyer executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Buyer is presently in progress, nor has Buyer been notified in writing of any request for such an audit or other examination.

(v) Buyer does not have any liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved in the Buyer Financials, whether asserted or unasserted, contingent or otherwise, and Buyer has not incurred any liability for Taxes since August 31, 2005 other than in the ordinary course of business.

(vi) Buyer has made available to Buyer, copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of Buyer relating to or attributable to Taxes other than customary Liens for Taxes not yet due and payable.

4.10 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Buyer is a party or otherwise binding upon Buyer which has or may reasonably be expected to have the effect of materially prohibiting or impairing any business practice of Buyer, any acquisition of property (tangible or intangible) by Buyer, the conduct of business by Buyer), or otherwise materially limiting the freedom of Buyer to engage in any line of business or to compete with any person.

4.11 Title to Properties. The Company does not own or lease any real property or personal property.

4.12 No Defaults. Buyer is in material compliance with and has not materially breached, violated or defaulted under, or received notice (in writing or otherwise pursuant to the terms of such Contract) that it has materially breached, violated or defaulted under, any of the terms or conditions of any Contract to which it is a party. Each Contract to which Buyer is a party is in full force and effect, and Buyer is not subject to any default thereunder, nor to the knowledge of Buyer is any party obligated to Buyer pursuant to any such Contract subject to any default thereunder.

4.13 Interested Party Transactions. No officer, director or stockholder of Buyer (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Buyer furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Buyer, any goods or services, or (iii) a beneficial interest in any Contract to which Buyer is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 3.14.

4.14 Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which Buyer currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of Buyer’s business as currently conducted or the holding of any interest has been issued or granted to Buyer, and is in full force and effect.

4.15 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Buyer, threatened, against Buyer, any of its properties (tangible or intangible) or any of its officers or directors. There is no investigation or other proceeding pending or, to the knowledge of Buyer, threatened, against Buyer, any of its properties (tangible or intangible) or any of its officers or directors by or before any Governmental Entity. No Governmental Entity has at any time challenged or questioned the legal right of Buyer to conduct its operations as presently or previously conducted or as presently contemplated by Buyer to be conducted.

4.16 Brokers’ and Finders’ Fees. Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby other than those amounts payable to the underwriter in connection with the Buyer IPO.

4.17 Buyer Employees. Buyer does not have and has never had any employees.

4.18 Compliance with Laws. Buyer has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

4.19 Complete Copies of Materials. Buyer has delivered or made available true and complete copies of each document (or summaries of same) that has been requested by the Company.

4.20 Representations Complete. None of the representations or warranties made by Buyer (as modified by the Buyer Disclosure Letter) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by Buyer pursuant to this Agreement contains, or will contain on the Closing Date, any untrue statement of a material fact, or omits or will omit on the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

CONDUCT PRIOR TO THE CLOSING DATE

5.1 Conduct of Business of the Seller. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Seller agrees to operate the business of the Seller, except to the extent that Buyer shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Seller when due, to pay or perform other obligations when due, and use its commercially reasonable efforts to preserve intact the Seller’s present business organizations, keep available the services of the Seller’s present officers and key employees and preserve the Seller’s relationships with content owners, online music stores and others having business dealings with it, all with the goal of preserving unimpaired the Seller’s goodwill and ongoing businesses at the Closing Date. The Seller shall promptly notify Buyer of any material event or occurrence not in the ordinary course of business of the Seller. Except as expressly contemplated by this Agreement, or for the purpose of acquiring digital rights to music content, the Seller shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) make any expenditures, other than for legal expenses, payroll, payroll taxes, benefits and rent in the ordinary course of the business and consistent with past practices;

(b) sell, license or transfer to any person or entity any rights to any music content other than for the sale and/or distribution of the Seller’s music content in the ordinary course of the Seller’s business;

(c) enter into or amend (or agree to amend), or violate the terms of, any material Contract;

(d) commence or settle any litigation;

(e) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, membership interest or property) in respect of any Seller’s membership interest, or split, combine or reclassify any Seller’s membership interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of Seller’s membership interest, or repurchase, redeem or otherwise acquire, directly or indirectly, any of Seller’s membership interest (or options, warrants or other rights exercisable therefor);

(f) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any membership interest of the Seller or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities;

(g) cause or permit any amendments to Seller’s operating agreement;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Acquired Assets;

(i) sell, lease, license or otherwise dispose of any of the Acquired Assets, except that the Seller may offer its music content for digital download in the ordinary course of business;

(j) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(k) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(l) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to standard written agreements outstanding on the date hereof;

(m) adopt or amend any option plan or employee severance plan;

(n) revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(o) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as otherwise required by law;

(p) enter into any material licensing, distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement, except that the Seller may make its music content available for digital download; or

(q) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(p), or any other action that would (i) prevent the Seller from performing, or cause the Seller not to perform, its covenants hereunder or (ii) cause or result in any of its representations and warranties contained herein being untrue or incorrect.

5.2 No Solicitation. Until the earlier of (i) the Closing Date, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Seller shall not (nor shall the Seller permit, as applicable, any of its officers, directors, employees, representatives or affiliates, any of such persons a “Representative”, to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (a) solicit, encourage, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any part of the Acquired Assets, or any amount of the Seller’s membership interest (whether or not outstanding), whether by Acquisition, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (b) disclose any information not customarily disclosed to any person concerning the Seller’s businesses, technologies or properties, or afford to any person or entity access to its properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Seller’s membership interest or assets of the Seller, other than the distribution of the Seller’s music tracks in the ordinary course of business, or (d) enter into any agreement with any person providing for the acquisition of the Seller, whether by merger, purchase of assets, license, tender offer or otherwise. In the event that the Seller or any of the Seller’s affiliates shall receive, prior to the Closing Date or the termination of this Agreement in accordance with Section 8.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Seller shall (x) immediately suspend any discussions with such offeror or party with regard to such offers, proposals or requests and (y) promptly (but no later than within one (1) business day) notify Buyer thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Buyer may reasonably request. Any breach of this Section 5.2 by any Representative shall be deemed to be a breach of this Section 5.2 by the Seller. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Buyer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this

Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Registration Statement. As promptly as practicable after the execution of this Agreement, Buyer will prepare and file with the SEC a registration statement on Form S-1 in connection with the initial public offering of Buyer’s Common Stock (the “Registration Statement”). Buyer and the Seller will provide each other with any information which may be required in order to effectuate the preparation and filing of the Registration Statement pursuant to this Section 6.1. Buyer will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing. Buyer will notify the Seller promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, Buyer will promptly inform the Seller of such occurrence and cooperate in filing with the SEC or its staff, such amendment or supplement. Buyer shall cooperate and provide the Seller (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide the Seller with a copy of all such filings made with the SEC. The Buyer shall use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the initial public offering of Buyer Common Stock, and the Seller shall furnish any information concerning the Seller as may be reasonably requested in connection with any such action.

6.2 Access to Information. The Seller and Buyer shall afford each other and their accountants, counsel and other representatives, reasonable access during the period from the date hereof and, unless this Agreement is sooner terminated, prior to the Effective Time to (i) all of their properties, books, Contracts, commitments and records, and (ii) all other information concerning their businesses, properties and personnel, as the other party may reasonably request. The Seller shall provide such information as Buyer may reasonably request for purposes of inclusion in the Registration Statement, including internal financial information. No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof.

6.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement (the “Confidential Disclosure Agreement”) between the Seller and Buyer.

6.4 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses”) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Buyer.

6.5 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld; provided that the parties shall provide such information as is required or appropriate in the Registration Statement and in connection with the Offering.

6.6 Consents. The Seller shall use its commercially reasonable efforts to obtain all necessary consents, waivers and approvals under those Contracts to which the Seller is a party, with respect to the transactions contemplated by this Agreement.

6.7 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Buyer shall not be required to agree to any divestiture by Buyer or the Seller or any of Buyer’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or affiliates, or of the Seller, its affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and capital stock.

6.8 Notification of Certain Matters. Each of Buyer and the Seller shall give prompt notice to each other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Buyer or of the Seller, as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of Buyer or the Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Buyer or the Seller pursuant to this Section 6.8 shall be deemed to amend or supplement the Buyer Disclosure Letter or Seller Disclosure Letter or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.9 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Acquisition and the transactions contemplated hereby. Seller and Selling Members agree to use their best efforts to transfer and assign to Buyer Seller’s distribution agreement with Bug Digital.

6.10 No Employment Offers. Buyer shall not be required to offer employment to any employee of Seller.

ARTICLE VII

CONDITIONS TO THE ACQUISITION

7.1 Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of the Seller and Buyer to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (i) preventing the consummation of the Acquisition, (ii) prohibiting Buyer’s ownership or operation of any portion of the business of the Seller or (iii) compelling Buyer or the Seller to dispose of or hold separate all or any portion of the business or assets of the Seller or Buyer as a result of the Acquisition, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

7.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller in this Agreement (other than the representations and warranties of the Seller as of a specified date, which will be true and correct in all material respects as of such date) shall be true and correct in all material respects on the date they were made and shall be true and correct in all material respects (except that such representations and warranties that are qualified by materiality, including Seller Material Adverse Effect, shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Seller prior to or as of the Closing.

(b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed reasonably appropriate or necessary by Buyer shall have been timely obtained.

(c) Litigation. There shall be no material action, suit, claim, or proceeding of any nature pending against Buyer or the Seller, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

(d) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Seller Material Adverse Effect.

(e) Certificate of the Seller. Buyer shall have received a certificate, validly executed by the Chief Executive Officer of the Seller for and on its behalf, to the effect that, as of the Closing, each of the conditions to the obligations of Buyer set forth in this Section 7.2 have been satisfied (unless otherwise waived by Buyer in accordance with the terms hereof).

(f) Certificate of Manager of Seller. Buyer shall have received a certificate, validly executed by a manager of the Seller, certifying as to (i) the terms and effectiveness of the certificate of formation and operating agreement of Seller, each as amended or restated.

(g) Conditions in the Underwriting Agreement Met or Waived. The conditions to I-Bankers Securities Incorporated’s (the “Investment Bank”) obligations under its underwriting agreement with the Buyer to purchase the Buyer’s Common Stock as set forth in such agreement must have been met or waived by the Investment Bank.

7.3 Conditions to Obligations of the Seller. The obligations of the Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which will be true and correct in all material respects as of such date) were true and correct in all material respects when made and shall be true and correct in all material respects (except that such representations and warranties that are qualified by materiality shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time, and each of Buyer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them prior to or as of the Closing.

(b) Certificate of Buyer. The Seller shall have received a certificate executed on behalf of Buyer by a duly authorized officer of Buyer to the effect that, as of the Closing, each of the conditions to the obligations of the Seller set forth in this Section 7.3 have been satisfied.

(c) Certificate of Good Standing of Delaware. The Seller shall have received a certificate of good standing for Buyer from the Secretary of State of the State of Delaware dated within a reasonable period prior to the Closing certifying as to the good standing of Buyer in the State of Delaware.

(d) Conditions in the Underwriting Agreement Met or Waived. The conditions to the Investment Bank’s obligations under its underwriting agreement with the Buyer to purchase the Buyer’s Common Stock as set forth in such agreement must have been met or waived by the Investment Bank.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing Date:

(a) by mutual consent of the Seller and Buyer;

(b) by Buyer or the Seller, if the Closing Date has not occurred before 5:00 p.m. (local time in California) on February 28, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

(c) by Buyer or the Seller, if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Acquisition, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity that would make consummation of the Acquisition illegal;

(d) by Buyer or the Seller, if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, that would: (i) prohibit Buyer’s ownership or operation of any material portion of the business of the Seller or (ii) compel Buyer or the Seller to dispose of or hold separate all or any material portion of the business or assets of the Seller or Buyer as a result of the Acquisition;

(e) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in the Seller’s representations and warranties or breach by the Seller would not have a material adverse effect on Buyer and Seller as a combined entity, or is curable by the Seller through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(e) prior to the end of a 20-day period following such breach (or inaccuracy arising), provided the Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Seller is cured prior to the end of such period);

(f) by the Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Buyer’s representations and warranties or breach by Buyer would not have a material adverse effect on Buyer and Seller as a combined entity, or is curable by Buyer through the exercise of its commercially reasonable efforts, then the Seller may not terminate this Agreement under this Section 8.1(f) prior to the end of a 20-day period following such breach (or inaccuracy arising), provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(f) if it shall have materially breached this Agreement or if such breach by Buyer is cured prior to the end of such period);

(g) by Buyer, if an event or change having a Seller Material Adverse Effect shall have occurred after the date of this Agreement and such Seller Material Adverse Effect has not been cured within a 20-day period following such event or change; or

(h) by the Seller, if an event or change having a material adverse effect on Buyer shall have occurred after the date of this Agreement and such material adverse effect has not been cured within a 20-day period following such event or change.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the board of directors or members (as applicable) of the party taking such action.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer, the Seller or their respective officers, directors, members or stockholders, if applicable; provided, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, that, the provisions of Sections 6.3, 6.4 and 6.5, ARTICLE IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

8.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail or commercial delivery service will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a) if to Buyer, to:

Digital Music Group, Inc.

603 W. 13th, #1A-247

Austin, Texas 78701

Attention: Steve Colmar

Telephone No.: (512) 263-7525

(b) if to the Seller, to:

Rio Bravo Entertainment, LLC

P.O. Box 341258

Austin, TX 78734

Attention: Richard Rees

Telephone No.: (512) 261-4589

Facsimile No.: (512) 261-8246

9.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.3 Entire Agreement; Assignment. This Agreement, the Seller Disclosure Letter, the Buyer Disclosure Letter, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise.

9.4 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons.

9.7 Rules of Construction. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.9 Attorneys’ Fees. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.10 No Survival of Representations and Warranties. Except in the event of fraud or intentional or willful misrepresentation, the representations and warranties of the Seller and Buyer contained in this Agreement, or in any instrument delivered pursuant to this Agreement, shall terminate at the Closing Date, and only the covenants that by their terms survive the Closing Date and this Article IX shall survive the Closing Date.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Buyer and the Seller have caused this Agreement to be signed as of the date first written above.

DIGITAL MUSIC GROUP, INC.		RIO BRAVO ENTERTAINMENT, LLC

By:	/s/ Steve Colmar	By:	/s/ Richard Rees
Name:	Steve Colmar	Name:	Richard Rees
Title:	Chairman of the Board	Title:	Member

Acknowledged and approved:

/s/ Richard Rees
Richard Rees
Member

/s/ Marc Kordelos
Marc Kordelos
Member

Exhibit A

BILL OF SALE

This Bill of Sale is made and entered into and is effective this          day of                      2005, by and between Digital Music Group, Inc. (“Buyer”) and Rio Bravo Entertainment, LLC (“Seller”).

In consideration of the payment of the purchase price of 25,000 shares of Buyer Common Stock, receipt of which is hereby acknowledged and confirmed, Seller does hereby sell, convey, transfer, assign to Buyer all right, title and interest in and to the following (the “Acquired Assets”), free and clear of all liens, liabilities, obligations and encumbrances of any kind whatsoever:

1.	all Distribution Agreements as of the Closing other than its agreement with Bug Digital; provided that Seller shall transfer and assign the distribution agreement with Bug Digital to Buyer as soon as reasonably practicable;

2.	the licenses, permits, authorizations, registrations, certificates, variances, approvals, consents and franchises and similar rights obtained from a Governmental Entity to run the Business;

3.	the originals of all Business Records;

4.	the rights of Seller to marketing, sales and prepaid assets relating to the Business; and

5.	all goodwill and other intangibles related to or associated with the Acquired Assets.

Seller represent to Buyer as follows:

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller will not result in any violation, breach or default of any provision of any instrument, contract or agreement to which Seller is a party or by which Seller or the Acquired Assets are bound, or require any consent under or be in conflict with or constitute, with or without the passage of time and giving of notice, either a violation or default under any such provision

The Acquired Assets are being transferred to Buyer free and clear of any Liens or liabilities. Seller has good and valid title to the Acquired Assets being transferred under this Agreement, and no other person or entity has any interest in or rights to the Acquired Assets.

The Acquired Assets do not infringe or misappropriate the intellectual property rights of any other person or entity, and Seller has not received notice from any other person or entity claiming that the Acquired Assets infringe or misappropriate the intellectual property Rights of any other person or entity

No technology or intellectual property rights owned or held by any person other than the Seller are included in the Acquired Assets.

Buyer shall be allowed to use the Acquired Assets for any purpose whatsoever including the Business without infringing on the rights of Seller or any other person or entity.

Seller shall execute and deliver such other instruments and documents as Buyer may from time to time hereafter reasonably request to further effect the sale, conveyance, transfer and assignment to Buyer of the Acquired Assets.

All capitalized terms in this Bill of Sale Agreement which are not defined herein shall be deemed to have the definition set forth for such term in the Asset Sale Agreement by and between the Buyer and the Seller and Richard Rees and Marc Kordelos dated September      , 2005.

IN WITNESS WHEREOF, Buyer and the Seller have caused this Bill of Sale to be signed as of the date first written above.

DIGITAL MUSIC GROUP, INC.	RIO BRAVO ENTERTAINMENT, LLC

By:	By:
Name:	Name:
Title:	Title: